SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) September 22, 2010

Strategic Hotels & Resorts, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Madison Street, Suite 1700, Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 22, 2010, SHR Prague Praha B.V. and Strategic Hotel Capital Prague, A.S., indirect subsidiaries of Strategic Hotels & Resorts, Inc. (the “Company”), entered into a share purchase agreement (the “Agreement”) with GP Project Venus S.R.O. (the “Buyer”) pursuant to which the Company has agreed to sell the hotel commonly known as the InterContinental Prague to the Buyer for a total consideration of approximately €110.6 million (the “Consideration”). The Consideration includes (i) the assignment or repayment of the existing indebtedness under the loan with Aareal Bank AG (the “Aareal Bank Loan”) and (ii) the assignment of the Company’s existing interest rate swap liability related to the Aareal Bank Loan which is estimated to be approximately €9.0 million as of August 31, 2010 (and which valuation fluctuates based on market conditions). In addition, pursuant to the Agreement, approximately €2.0 million of restricted cash related to the property will be released to the Company. The sale, subject to certain closing contingencies, is scheduled to close in the fourth quarter of 2010. A copy of the press release announcing the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated September 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 28, 2010

STRATEGIC HOTELS & RESORTS, INC.

By:	/s/ Paula C. Maggio
	Name:	Paula C. Maggio
	Title:	Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated September 27, 2010.